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                 AGREEMENT DATED AS OF SEPTEMBER 3, 1997 BETWEEN
                   QPQ CORPORATION, A FLORIDA CORPORATION AND
                    LINDE GROUP, INC., A FLORIDA CORPORATION
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                            STOCK PURCHASE AGREEMENT

     THIS AGREEMENT is made as of the 3rd day of September, 1997, by and between QPQ Corporation, a Florida corporation (hereinafter referred to as the "Seller") and Linde Group, Inc., a Florida corporation (hereinafter referred to as "Buyer").

1.    Introductory Statement

      1.1 Seller is the owner of all of the shares of stock in QPQ Medical Weight Loss Centers, Inc. ("QPQ Medical") , a Florida corporation.

      1.2 QPQ Medical has at various times owned and operated, inter alia, four (4) weight loss clinics in leased premises located at QPQ Kendall Center, 8700 Kendall Drive, Suite 214, Miami, Florida 33170; QPQ Ft. Lauderdale Center, 2001 NE 49th Court, Ft. Lauderdale, Florida 33308; QPQ Center at Boca Raton, 950 Glades Road, Suite IC, Boca Raton, Florida 33431; and QPQ Aventura Center, 20801 Biscayne Boulevard, Aventura, Florida 33181 (collectively, the "Clinics").

      1.3 Linde Group, Inc. is a Florida corporation whose principal address is 365 N.E. 125th Street, Suite 216, N. Miami, Florida 33181, and is the Buyer in this agreement.

      1.4 On or about July 1, 1997, QPQ Medical sold to High Sierra Lifestyles, Inc. ("High Sierra',) certain assets of QPQ Medical for cash and two
(2) Promissory Notes in the sum of $25,000.00 and $32,000.00, respectively.

      1.5 Buyer desires to acquire all of the stock of QPQ Medical and assume all outstanding liabilities as set forth herein.

      1.6 Seller desires to sell all of the stock of QPQ Medical to Buyer provided Buyer assumes all liabilities and indemnifier and holds Seller harmless.

      II.   Sale of Stock

      2.1 Seller agrees to sell and Buyer agrees to purchase all of the stock of QPQ Medical inclusive of all liabilities of QPQ medical.

      III.  Purchase Price

      The purchase price for the assets described in the preceding Section II shall be Two Hundred Ten Thousand Dollars ($210,000), which shall be paid as follows;



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      3.1   Sixty Thousand Dollars  ($60,000.00) to be paid by cashiers check or other means acceptable to Seller and delivered to Seller on or before September 3, 1997.

      3.2 A Promissory Note (the "Note") made, executed, and delivered for value by the Buyer in favor of Seller in the original principal sum of $150,000.00, a specimen copy of which is attached hereto marked Exhibit "A", and incorporated herein by reference, said Note to be payable in twelve (12) monthly installments of $5,000.00 each commencing on October 1, 1997, and with a balloon payment of $90,000 on or before September 30, 1998, accruing interest at ten percent (10%) per annum.

     IV. Additional Consideration

     In addition to the purchase price set forth in Section III, the Buyer agrees to the following:

      4.1 Contemporaneous with the execution of this Agreement, Buyer will arrange for the gathering of all furniture and equipment now owned by High Sierra (whether previously owned by Gold Coast Lifetime Medical Centers, Inc. or QPQ Medical) in order for Seller to recoup all monies owned pursuant to the Asset Purchase Agreement dated July 1, 1997.

      4.2 The assignment to Seller by QPQ Medical of all its rights and collateral under the Asset Purchase Agreement.

      4.3 The assignment to Seller of the first security lien as set forth in the Asset Purchase Agreement and related documents by and between QPQ Medical and Buyer.

      4.4 Additional security for all outstanding obligations between Buyer and Seller in the form of a first lien on all assets of QPQ Medical and High Sierra.

      4.5 All IDX equipment owned by QPQ Medical shall be transferred to QPQ Corporation.

      4.6 Buyer shall pay by September 30, 1998, any sums not paid on the Promissory Notes referred to in paragraph 1.4 contained herein, together with any contingent liabilities and costs relating to the transaction described therein which Seller incurs.

      V.    Security For Promissory Notes









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      5.1   Buyer  hereby  pledges  to Seller as  security  a first  lien on all assets of QPQ Medical and High Sierra with the exception of the three (3) assets as set forth in a Settlement Agreement attached hereto as Exhibit "B". Notwithstanding the foregoing, prior to September 30, 1997, Seller shall have a second lien on all accounts receivable of Buyer, but thereafter, Seller shall have a first lien on all accounts receivable of Buyer. Buyer shall provide evidence that Seller has a first lien on all assets within seven (7) business days from and after September 30, 1997.

      5.2 Buyer hereby pledges as additional security a first lien on all assets of Gold Coast Lifetime Medical Centers, Inc., wherever located. Buyer will obtain a subordination from any and all prior lienholders of record in a form acceptable to Seller.

      5.3 Buyer will execute a Security Agreement, UCC-1 and UCC-3, and any other documents reasonably necessary to perfect Sellers security interest in the assets set forth in the schedule.

      VI.   Prorations and Adjustments

      There will be no prorations or adjustments as Buyer is assuming all liabilities of QPQ Medical.

      VII.  Closing

      This transaction shall be closed on the 3rd day of September, 1997 (the "Closing Date") at the offices of David A. Carter, P.A.,2300 Glades Road, Suite 210, West Tower, Boca Raton, Florida 33431.

      7.1   At the closing, Buyer shall deliver to the Seller:

            7.1.1 The cash called for in the previous  sections dealing with the payment of the purchase price and additional considerations.

            7.1.2 The  executed   Promissory   Note  in  the  principal  sum  of
                  $150,000.00.

            7.1.3 Evidence  of fire and  liability  insurance  on the Clinics in form and amount reasonably acceptable to Buyer and which includes Buyer as "named insured". (As a continuing covenant of Buyer following the closing, such insurance policy or equivalent insurance shall be kept in full force and effect until the said Promissory Notes







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                  have been paid in full and all  obligations  hereunder  of the
                  Buyer have been met.)

            7.1.4 The Security  Agreement  pledging the assets listed in Exhibit
                  "C" as collateral for the obligations under this Agreement and the said Promissory Notes.

            7.1.5 The UCC-1 and UCC-3 Financing Statement.

      7.2 At the closing, Seller shall deliver to Buyer all of the stock of QPQ Medical properly endorsed and any other instruments reasonably necessary to transfer the assets to be sold hereunder.

      7.3   Any  other  documents   reasonably  requested  by  either  party  to
effectuate this transaction shall be delivered at the closing.

      VIII. Buyer's Indemnification of Seller

      8.1 The Buyer shall use Buyer's best efforts to obtain the release of Seller from each lease guaranteed by Seller. If Buyer is unable to obtain such releases, Buyer will provide indemnification to Seller in a form acceptable to Seller.

      8.2 Buyer shall indemnify and hold Seller harmless from any and all liabilities of QPQ Medical.

      8.3 Buyer shall indemnify and hold Seller harmless from any and all employment agreements and/or notes to any of the medical personnel of QPQ Medical.

      IX.   Representations and Warranties of Buyer

      Buyer represents and warrants the following to Seller:

      9.1 Buyer is a Florida corporation, in good standing, and has the authority to execute this Agreement and carry on its business following the conclusion of the transaction described hereunder.

      9.2 The execution, delivery and performance of this Agreement by Buyer is not in violation of any other agreement or instrument to which the Buyer is a party or by which the Buyer is bound.

      9.3 The foregoing representations and warranties shall be true on the closing date.









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      9.4   As  additional  consideration,  and as a material  inducement to the
Seller to sell, in the event that the Buyer or any entity controlled by the Buyer which operates the Clinics file bankruptcy, then Buyer consents to the lifting of the automatic stay in favor of Seller for the purpose of re-entering the premises and taking possession of the collateral located in the Clinics or at any other location.

      9.5 Buyer has inspected the assets and the premises at which QPQ Aventura Center operates, and accepts the transfer of the assets and the premises in "where is/as is" condition.

      9.6 Buyer will transfer or apply for new licenses or permits to operate the Clinics in Buyer's name within three (3) business days of the execution of this Agreement.

      9.7 Buyer warrants and represents that Buyer will not use the QPQ name in any capacity other than the Medical Weight Loss business whatsoever without the express written consent of Seller.

      9.8 Buyer warrants and represents that all revenues generated from the operations of Aventura Center will be used solely and exclusively for the operations of Aventura Center.

      X.    Representations and Warranties of Seller

      Seller represents and warrants the following to Buyer:

      10.1 Seller is a Florida corporation, in good standing, duly authorized to enter into this Agreement, and owns all of the assets and other items to he transferred to Buyer pursuant to this Agreement.

      10.2 No litigation or claims of any nature whatsoever are pending or threatened against or involving the Clinics except as set forth in Exhibit 10.2.

      10.3 The representations and warranties of Seller shall be true as of the date of closing.

      10.4 Seller and QPQ Medical (the "Company"), jointly and severally, represent, warrant, and covenant to and with the Buyer as an inducement to the Buyer to enter into this Agreement and to consummate the transaction contemplated hereby as follows:










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            10.4.1      Seller and QPQ Medical  are each fully able,  authorized
and empowered to execute and deliver this Agreement and any other agreement or instrument contemplated by this Agreement and to perform his or its covenants and agreements hereunder and thereunder. This Agreement and any such other agreement or instrument, upon execution and delivery by Seller and QPQ Medical (and assuming due execution and delivery hereof and thereof by the other parties hereto and thereto), will constitute a valid and legally binding obligation of Seller, in each case enforceable against Seller in accordance with its terms,
except  as  such  enforceability  may  be  limited  by  applicable   bankruptcy,
insolvency, moratorium, reorganization or similar laws from time to time in affect which affect creditor's rights generally and by legal and equitable limitations on the availability of specific performance and other equitable remedies against Seller under or by virtue of this Agreement or such other agreement or instrument.

            10.4.2 Seller and the Company are corporations duly organized, validly existing and in good standing under the laws of Florida and has full power and authority to own, lease and operate its properties and to carry on its business as now being and as heretofore conducted. The Company is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and neither the location of its assets nor the nature of its business requires it to be so qualified.

            10.4.3 As of the date of this Agreement, there are 1000 shares of the Company's Common Stock authorized and l00 shares of the Company's Common Stock issued and outstanding, of which 100 shares of the Company's Common Stock are owned by Seller. There are no subscriptions, options or other agreements or commitments obligating the Company to issue any shares of its capital stock or securities convertible into its capital stock.

            10.4.4 Annexed hereto as Exhibit 10.4.4 is a true and complete copy of the Certificate of Incorporation and By-Laws of the Company as in effect on the date hereof.

            10.4.5 Seller is the sole record and beneficial owner of the 100 shares of the Company's Common Stock. Seller holds the Shares free and clear of any lien, pledge, encumbrance, charge, security interest, claim or right of another and has the absolute right to sell and transfer the Shares to the Buyer without the consent of any other person or entity. Upon transfer of the Shares to the Buyer hereunder, the Buyer will acquire good and marketable title to the Shares free and clear of any lien, pledge, encumbrance, charge, security interest, claim or right of another of any kind and nature whatsoever.











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            10.4.6      Neither the  execution  and delivery of this  Agreement,
nor the transfer and sale of the Shares and the  consummation of the transaction
contemplated  hereby,  violates  any  statute,  ordinance,   regulation,  order,
judgment or decree of any court or governmental agency, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien upon the Shares pursuant to the terms of any contract or agreement to which Seller or the Company is a party or by which Seller or the Company or its respective assets are bound.

            10.4.7 Neither Seller nor the Company is (i) in violation of any judgment, order, injunction, award or decree which is binding on either of them or any of their assets, properties, operations or business which violation, by itself or in conjunction with any other such violation, would materially and adversely affect the consummation of the transaction contemplated hereby; or
(ii) in violation of any law or regulation or any other requirement of any governmental body, court or arbitrator relating to him or it, or to his or its assets, operations or businesses which violation, by itself or in conjunction with other violations of any other law, regulation or other requirement, would materially adversely affect the consummation of the transaction contemplated hereby.

            10.4.8 All requisite consents of third parties, including, but not limited to, court, governmental or other regulatory agencies, federal, state or municipal, required to be received by or on the part of Seller or the Company for the execution and delivery of this Agreement and the performance of their respective obligations hereunder have been obtained and are in full force and effect. Seller and the Company have fully complied with all conditions of such consents.

            10.4.9 The financial statements of the Company (i) are in accordance with the books and records of the Company, (ii) are correct and complete in all material respects, (iii) present fairly the financial position and results of operations of the Company as of the respective dates indicated (subject, in the case of unaudited statements, to normal, recurring adjustments, none of which were material) and (iv) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

            10.4.10 C. Lawrence Rutstein is the only officer and director of the Company and hereby resigns in all capacities of the date of this Agreement.

            10.4.11 The Company has filed all federal, state and local tax returns which are required to be filed by it and all taxes shown to be due











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thereon (together with any applicable  penalties and interest) have been paid as of July 31, 1997. The Company has paid or provided adequate reserves for all such taxes which have become due for all periods prior to the date of this Agreement or pursuant to any assessments received by it or which the Company is obligated to withhold from amounts owing to any employee, creditor or other third party as at or with respect to any period prior to the date of this Agreement. To the best knowledge of Seller, the federal income tax returns of the Company have never been audited by the Internal Revenue Service. The Company has not waived any statute of limitations in respect of taxes, nor agreed to any extension of time with respect to a tax assessment or deficiency.

            10.4.12 Exhibit "D" attached hereto lists the payables of which the Seller is aware as of the date of closing. Buyer acknowledges that claims by employees for past vacation time, termination pay, etc. shall be Buyer's responsibility. Buyer shall be responsible for the payable list on Exhibit "D" attached hereto.

      XI.   Conduct of Business Prior to Closing

      Between the date of this Agreement and September 3, 1997, Buyer shall operate and maintain the Business in the usual course, and will use its best efforts to preserve intact the business relationship with suppliers, customers, distributors and employees.

      XII.  Default

      No party may be held in default under this Agreement or under the Promissory Note unless it has received five (5) business days written notice from the other party. However, interest and penalties shall accrue under the terms of the said Promissory Notes without regard to such notice.

      XIII. Miscellaneous

      13.1 Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent; of any provision in it.

      13.2 Invalidity of Provisions. The unenforceability, for any reason, of any term, condition, covenant or provision of this Agreement shall neither limit nor impair the operation, enforceability or validity of any other terms, conditions, provisions or covenants of the Agreement.














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      13.3  Construction.  This Agreement shall not be construed  against either party regardless of who is responsible for its drafting.

      13.4 Arbitration. In the event that any dispute arises under this Agreement which cannot be resolved between the parties, the parties hereto stipulate and agree to submit such dispute to nonbinding pre-suit mediation. The parties shall select a mediator from the list of certified Circuit Court mediators maintained by the office of the Palm Beach County Circuit Court and no suit shall be filed until fifteen (15) days after the mediator has declared an impasse.

      13.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the conflict of laws rules of the State of Florida. The parties agree that any action brought by and party against another party in connection with any rights or obligations arising out of this Agreement shall be instituted properly in a federal or state court of competent jurisdiction with venue only in the Seventeenth Judicial Circuit Court in and for Broward County, Florida or the United States District Court for the Southern District of Florida, Fort Lauderdale Division. A party to this Agreement named as a Defendant in any action brought in connection with this Agreement in any court outside of the above named designated county or district shall have the right to have the venue of said action changed to the above designated county or district or, if necessary, have the case dismissed, requiring the other party to refile such action in an appropriate court in the above designated county or federal district. If a party is not a resident of or does not maintain a presence in the above designated state in which the designated county of venue is situated, then such party hereby consents to personal jurisdiction of a court of competent subject matter jurisdiction located in the above designated state and county of federal district. The parties acknowledge that this Agreement is executed in, and that a material portion of each party's obligations under this Agreement are to be performed in, the above designated State and county and federal district.

      13.6 Good Faith Efforts and Further Steps. The parties to this Agreement covenant to use their best efforts in good faith to comply with the provisions of this Agreement, both before and after execution of this Agreement or any documents required by this Agreement. In this regard the parties agree to take such further steps and execute such documents as are reasonably required by another party.

      13.7 Assignment. Seller shall have the right to assign this Agreement without the prior written consent of Buyer.










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      13.8  Entire Agreement. This Agreement constitutes the entire Agreement of the parties and may not he amended or modified except in writing signed by all parties. All prior understandings and Agreements among the parties are merged in this Agreement, which alone fully and completely expresses their understanding. Any prior agreements among any of the parties to this Agreement concerning the subject hereof are hereby declared null and void.

      13.9 Notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid and addressed as follows;

If to Buyer:      Linde Group, Inc.
                  365 N.E. 125th Street, Suite 216
                  N. Miami, Florida 33181

With a copy to:   Leonard S. Gorman, Esq.
                  2655 S. LeJeune Road
                  Penthouse I-D
                  Coral Cables, Florida 33134

If to Seller:     C. Lawrence Rutstein, President
                  QPQ Corporation
                  7777 Glades Road, Suite 211
                  Boca Raton, Florida 33434

With a copy to:   David A. Carter, P.A.
                  2300 Glades Road
                  Suite 210, West Tower
                  Boca Raton, Florida  33431

      13.10 Attorney Fees and Costs. In connection with any litigation arising out of this Agreement, the prevailing Party shall be entitled to recover all costs incurred including attorney's fees for services rendered in connection with any enforcement or breach of contract, including appellate proceedings and post judgment proceedings. In connection with any legal fees for the transactions herein contemplated, Buyer and Seller will each pay their own legal fees and costs.

      13.11 Successors. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors, assigns and personal representatives.














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      13.12 Legal and/or Tax  Consequences.  The parties  acknowledge  and agree that the transactions contemplated herein involves' significant legal and tax consequences, and that they have been advised to seek independent professional legal and tax advice to carefully analyze the consequences, risks and merits of this transaction.

      13.13 Legal Representation. The parties acknowledge that each has been represented and advised by separate counsel and have signed this document of his, her or its owns volition.

      13.14  Execution  in  Counterparts.   This  Agreement  may  be  signed  in
counterparts, but all such counterparts shall be considered as a single document.

      13.15 Accounting. Commencing October 15, 1997, and the fifteenth of each month thereafter, Buyer shall provide to Seller monthly operating statements prepared in accordance with generally accepted accounting principles.





































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      IN WITNESS WHEREOF, the parties hereunto executed this agreement as of the date set forth above.

                                                QPQ CORPORATION

                                                By: /s/ C. Lawrence Rutstein
                                                   -----------------------------
                                                C. Lawrence Rutstein, President

                                                LINDE GROUP, INC.

                                                By: /s/ Michael Linde
                                                --------------------------------
                                                Michael Linde, President

STATE OF FLORIDA              )
                              ) SS
COUNTY OF PALM BEACH          )

      I HEREBY CERTIFY that on this day, before me, personally appeared C. Lawrence Rutstein, President of QPQ Corporation, and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained and did (did not) take an oath.

      IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal this 3rd day of September, 1997.

                                                /s/ Notary Public
                                                --------------------------------
                                                Notary Public
STATE OF FLORIDA              )
                              ) SS
COUNTY OF PALM BEACH          )

      I HEREBY CERTIFY that on this day, before me, personally appeared Michael Linde, who is President of Linde Group, Inc., and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained and did (did not) take an oath.

      IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal this 3rd day of September, 1997.

                                                /s/ Notary Public
                                                --------------------------------
                                                Notary Public






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